Exhibit 4

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (“Agreement”), dated as of June 14, 2004, by and among the parties listed in Schedule 1 (collectively, the “Selling Shareholders,” and each individually a “Selling Shareholder”) and Rakuten, Inc., a Japanese corporation (the “Buyer”).

WHEREAS:

The Buyer wishes to purchase, on the terms and conditions stated in this Agreement, certain ordinary shares of Ctrip.com International, Ltd., a Cayman Islands company (the “Company”), par value U.S.$0.01 per share (the “Shares”), from the Selling Shareholders.

NOW THEREFORE, each Selling Shareholder, severally and not jointly with the other Selling Shareholders, and the Buyer hereby agree as follows:

1. PURCHASE AND SALE OF ORDINARY SHARES.

a. Purchase of Ordinary Shares. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 5 and 6 below, each Selling Shareholder hereby agrees to sell to the Buyer, and the Buyer hereby agrees to purchase from each Selling Shareholder, the number of Shares set forth opposite such Selling Shareholder’s name on the Schedule of Selling Shareholders attached hereto as Schedule 1. The purchase price (the “Purchase Price”) shall be U.S.$16.50 per Share.

b. Closing Date. The date and time of the closing (the “Closing”) shall be 10:00 a.m., Hong Kong Time, on June 21, 2004 (the “Closing Date”), subject to the satisfaction (or waiver) of all of the conditions to the Closing set forth in Sections 5 and 6 (or such later date as is agreed by the Majority Selling Shareholders and the Buyer). The Closing shall occur on the Closing Date at the offices of Morrison & Foerster, LLP, Entertainment Building, 21st Floor, 30 Queen’s Road Central, Hong Kong, or at such other time, date and place as is agreed by the Majority Selling Shareholders and the Buyer. As used in this Agreement, “Majority Selling Shareholders” means Selling Shareholders holding at least 50% of the Shares to be sold hereunder.

c. Form of Payment. On the Closing Date, (i) the Buyer shall pay the Purchase Price to the Selling Shareholders for the Shares to be sold to the Buyer at the Closing, by wire transfer of U.S. dollars in immediately available funds to the account, and in accordance with the wire instructions, specified in Schedule 2 and (ii) the Selling Shareholders shall deliver to the Buyer a duly endorsed share certificate representing the Shares to be sold by the Selling Shareholders to the Buyer. As used in this Agreement, “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in Hong Kong and Tokyo, Japan are authorized or required by law to remain closed.

2. BUYER’S REPRESENTATIONS AND WARRANTIES.

The Buyer hereby represents and warrants to each Selling Shareholder, as of the date hereof and as of the Closing Date, that:

a. Investment Purpose. The Buyer is acquiring the Shares for its own account and not with a view toward, or for resale in connection with, the sale or distribution thereof; provided, however, that by making the representations herein, the Buyer does not agree to hold the Shares for any minimum or other specific term, and reserves the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act of 1933, as amended (the “1933 Act”).

b. Sophistication of Buyer. By reason of its business or financial experience, the Buyer is capable of evaluating the risks and merits of an investment in the Company and of protecting its own interests in connection with this investment.

c. Accredited Investor Status. The Buyer is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the 1933 Act.

d. Reliance on Exemptions. The Buyer understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Selling Shareholders are relying in part upon the truth and accuracy of, and the Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Shares.

e. No Governmental Review. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares, nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

f. Transfer or Resale. The Buyer understands that the Shares have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless subsequently registered thereunder or sold, assigned or transferred pursuant to an exemption from registration under the 1933 Act.

g. Legends. The Buyer understands that until such time as the sale of the Shares have been registered under the 1933 Act, the share certificates representing the Shares shall, bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such share certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

The legend set forth above shall be removed in respect of the Shares and the Company’s transfer agent shall issue a share certificate without such legend to the holder thereof, unless otherwise required by state securities laws, if (i) such Shares are registered for resale under the 1933 Act and such shares will be sold in compliance with applicable prospectus delivery requirements, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Shares may be made without registration under the 1933 Act, or (iii) such holder provides the Company with reasonable assurance that the Shares, will be sold, assigned or transferred pursuant to Rule 144.

h. Authorization; Enforcement; Validity. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer, and is a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

i. Not a U.S. Person. Neither the Buyer nor any person acting on its behalf is a “U.S. person” as that term is defined in Rule 902 of Regulation S as promulgated by the SEC under the 1933 Act.

3. SELLING SHAREHOLDERS’ REPRESENTATIONS AND WARRANTIES.

a. Each Selling Shareholder hereby represents and warrants, severally and not jointly, to Buyer as of the date hereof and, as of the Closing Date, as follows:

(i) Such Selling Shareholder has reviewed and is familiar with the Company’s registration statement on Form F-2, and all amendments thereto, filed with the SEC on May 21, 2004 (the “F-2”) and neither the F-2 nor any amendments or supplements thereto includes any untrue statement of a material fact relating to such Selling Shareholder or omits to state a material fact relating to such Selling Shareholder necessary in order to make the statements therein, not misleading.

(ii) Such Selling Shareholder has the full right, power and authority to enter into this Agreement and to sell, transfer and deliver the Shares to be sold by such Selling Shareholder hereunder. The execution and delivery of this Agreement and the sale and delivery of the Shares to be sold by such Selling Shareholder and the consummation of the transactions contemplated herein and compliance by such Selling Shareholder with its obligations hereunder have been duly authorized by the Selling Shareholder and do not and will not, whether with or without the giving of notice or passage of time or both, result in the violation of or conflict with or constitute a breach of, or default under, or result in the creation or imposition of any tax, lien, charge or encumbrance upon the Shares to be sold by such Selling Shareholder or any property or assets of such Selling Shareholder pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which such Selling Shareholder is a party or by which such Selling Shareholder may be bound, or to which any of the property or assets of the Selling Shareholder is subject, nor will such action result in any violation of the provisions of the charter or by-laws or other organizational instrument of the Selling Shareholder, if applicable, or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Selling Shareholder or any of its properties.

(iii) This Agreement has been duly executed and delivered by such Selling Shareholder and constitutes the legal, valid and binding obligation of such Selling Shareholder enforceable against such Selling Shareholder in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditor’s rights and remedies.

(iv) Such Selling Shareholder has, and will have at the Closing Date, good and marketable title to the Shares to be sold by such Selling Shareholder hereunder, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind, other than pursuant to this Agreement; and upon delivery of such Shares and payment of the purchase price therefor as herein contemplated, assuming the Buyer has no notice of any adverse claim, the Buyer will receive good and marketable title to the Shares purchased by it from such Selling Shareholder, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind.

(v) No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the performance by such Selling Shareholder of its obligations hereunder, or in connection with the sale and delivery of the Shares hereunder or the consummation of the transactions contemplated by this Agreement, except such as may have previously been made or obtained. .

4. COVENANTS.

a. Best Efforts. Each party shall use its best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Sections 5 and 6 of this Agreement.

b. Amendment of Articles of Association. Each Selling Shareholder hereby agrees, upon the request of the Buyer, to use its reasonable best efforts to cause the Company to convene a Special Meeting of Members to amend Section 80 (and make conforming changes to Article 83) of its Articles of Association to give the holders of the Company’s ordinary shares the right to elect all members of the Board of Directors, and each Selling Shareholder hereby agrees to vote all ordinary shares of the Company then held by such Selling Shareholder in favor of such amendment.

5. CONDITIONS TO THE OBLIGATION OF EACH SELLING SHAREHOLDER.

The obligation of each Selling Shareholder to sell the Shares that it has agreed to sell to the Buyer at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions, provided that each such condition is for the sole benefit of each Selling Shareholder, individually, and may be waived by such Selling Shareholder solely as to such Selling Shareholder’s proposed sale of Shares hereunder, at any time in its sole discretion by providing the Buyer with written notice thereof:

(i) The Buyer shall have delivered to each Selling Shareholder the Purchase Price (less the Deposit (as defined hereinafter)) for the Shares being purchased by the Buyer by such Selling Shareholder by wire transfer of immediately available funds pursuant to Section 1.c hereof .

(ii) The representations and warranties of the Buyer set forth in Section 2 hereof shall be true and correct as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the Buyer shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Buyer at or before the Closing.

(iii) The Buyer shall have executed and delivered to each Selling Shareholder a receipt acknowledging the Buyer’s receipt of from such Selling Shareholder, of the number of Shares set forth opposite such Selling Shareholder’s name on Schedule 1 hereto.

6. CONDITIONS TO THE OBLIGATION OF THE BUYER.

The obligation of the Buyer to purchase Shares from each Selling Shareholder at the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions with respect to such Selling Shareholder, provided that these conditions are for the Buyer’s sole benefit and may be waived by the Buyer at any time in its sole discretion with respect to any Selling Shareholder, by providing such Selling Shareholder with written notice thereof:

(i) Such Selling Shareholder shall have executed this Agreement and delivered the same to the Buyer.

(ii) The representations and warranties of such Selling Shareholder set forth in Section 3 hereof shall be true and correct as of the date when made and as of the Closing Date as though made at that time and such Selling Shareholder shall have performed, satisfied and complied with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by such Selling Shareholder at or before the Closing.

(iii) The Buyer shall have received the opinion of counsel to such Selling Shareholder, dated as of the Closing Date, in form, scope and substance reasonably satisfactory to the Buyer and in substantially the form of attached

Exhibit A; provided, however, that if the Selling Shareholder is a natural person, the referenced opinion shall not be required with respect to such Selling Shareholder.

(iv) On the Closing Date, such Selling Shareholder shall have delivered the Shares to be sold by it pursuant to this Agreement.

(v) The Selling Shareholder shall have executed and delivered to the Buyer a cross-receipt acknowledging such Selling Shareholder’s receipt of the full Purchase Price for the Shares purchased by the Buyer from such Selling Shareholder at the Closing.

(vi) The Registration Rights Agreement, dated December 8, 2003 (the “Registration Rights Agreement”) shall have been amended to grant Buyer certain registration rights to all Shares purchased by the Buyer, pursuant to an amendment in form, scope and substance reasonably satisfactory to Buyer and in substantially the form of attached Exhibit B.

(vii) IDG shall have assigned its right to nominate members of the Board of Directors of the Company under the Articles of Association of the Company, pursuant to an assignment agreement (the “Assignment”) in form, scope and substance reasonably satisfactory to Buyer and in substantially the form of attached Exhibit C.

(viii) Suyang Zhang shall have resigned from the Board of Directors of the Company, effective no later than the Closing Date and the Board of Directors shall have approved the appointment of the person specified by the Buyer, no later than one Business Day prior to the Closing Date, as his replacement from and after the Closing Date.

7. INDEMNIFICATION.

a. Indemnification of the Buyer. In consideration of the Buyer’s execution and delivery of this Agreement and acquiring the Shares thereunder from the Selling Shareholders, each Selling Shareholder, severally and not jointly, shall defend, protect, indemnify and hold harmless the Buyer and all of its shareholders, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Selling Shareholder Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Selling Shareholder Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Selling Shareholder Indemnified Liabilities”), incurred by any Selling Shareholder Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by such Selling Shareholder in this Agreement, (ii) any breach of any covenant, agreement or obligation of such Selling Shareholder contained in this Agreement or document contemplated hereby or thereby, or (iii) any cause of action, suit or claim brought or made against such Selling Shareholder Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement in accordance with the terms hereof. To the extent that the foregoing undertaking by the Selling Shareholders may be unenforceable for any reason, each of the Selling Shareholders shall make the maximum contribution to the payment and satisfaction of each of the Selling Shareholders Indemnified Liabilities that is permissible under applicable law; provided that the liability of each Selling Shareholder under this Section 7 shall be limited to an amount equal to the net proceeds of such Selling Shareholder from the sale of the Shares sold by such Selling Shareholder under this Agreement.

b. Indemnification of the Selling Shareholders. The Buyer agrees to indemnify and hold harmless each Selling Shareholder and all of its shareholders, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Buyer Indemnitees”), from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Buyer Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Buyer Indemnified Liabilities”), incurred by any Selling Shareholder Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Buyer in this Agreement, (ii) any breach of any covenant, agreement or obligation of the Buyer contained in this Agreement or document contemplated hereby or thereby, or (iii) any cause of action, suit or claim brought or made against such Buyer Indemnitee and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement in accordance with the terms hereof. To the extent that the foregoing undertaking by the Buyer may be unenforceable for any reason, the Buyer shall make the maximum contribution to the payment and satisfaction of each of the Buyer Indemnified Liabilities that is permissible under applicable law; provided that the liability of the Buyer under this Section 7 shall be limited to an amount equal to the net proceeds received by the Buyer under this Agreement.

c. Actions against Parties; Notification. Each indemnified party shall give notice (in accordance with the terms of this Agreement) as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this Section 7. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. In addition, the indemnifying party shall be entitled, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense of any claim or action brought against an indemnified party with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action and the appointment of reasonably satisfactory counsel, the indemnifying party shall not be liable to the indemnified party under this Section 7 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 7 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

d. Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested in writing an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

8. DEPOSIT

a. Within one Business Day after execution of this Agreement by the Buyer and all Selling Shareholders, the Buyer shall deposit immediately available funds in the aggregate amount of U.S.$4,000,000 (the “Deposit”) with the Company, as escrow agent (the “Escrow Agent”), pursuant to an agreement in form and substance reasonably satisfactory to the Buyer and the Company. Upon satisfaction of the conditions, at the Closing, the Deposit shall be released to the Selling Shareholders on a pro-rata basis in accordance with each Selling Shareholder’s percentage of the Shares to be sold hereunder.

b. In the event that this Agreement is terminated in accordance with Section 9(k) hereof, due to a Selling Shareholder’s failure to satisfy the conditions set forth in Section 6 above, the Deposit (and any interest accrued thereon) shall be released to the Buyer immediately upon notice of termination to the Escrow Agent. In the event that this Agreement is terminated in accordance with Section 9(k) hereof due to the Buyer’s failure to satisfy the conditions set forth in Section 5 above, the Deposit shall be released to the Selling Shareholders on a pro-rata basis in accordance with each Selling Shareholder’s percentage of the Shares to be sold hereunder.

9. GOVERNING LAW; MISCELLANEOUS.

a. Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of

New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts sitting in the State of New York, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

b. Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

c. Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

d. Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Buyer, on the one hand, and any of the Selling Shareholders, their Affiliates and persons acting on their behalf, on the other hand, with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein. No provision of this Agreement may be amended other than by an instrument in writing signed by the Selling Shareholders and the Buyer.

e. Expenses. None of the Selling Shareholders has dealt with any broker, finder, commission agent or other person in connection with the transactions contemplated herein and none of the Selling Shareholders is under any obligation to pay any broker’s fee or commission in connection with the transactions contemplated herein. Except as otherwise set forth in this Agreement, each party to this Agreement shall bear its own expenses in connection with the sale of Shares to the Buyer.

f. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) Business Day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to any Selling Shareholder:

The name and address set below

such Selling Shareholder’s name

on Schedule 1 attached hereto.

With a copy to:

Latham & Watkins LLP

20th Floor

Standard Chartered Bank Building

4 Des Voeux Road, Central

Hong Kong

Telephone: (852) 2522-7886

Facsimile: (852) 2522-7006

Attention: David T. Zhang, Esq.

If to the Buyer:

Rakuten, Inc.

Roppongi Hills Mori Tower

6-10-1, Roppongi, Minato-ku, Tokyo 106-6118

Telephone: 81-3-4523-1497

Facsimile: 81-3-4523-1013

Attention: Yoshihisa Yamada

With a copy to:

Morrison & Foerster LLP

1-3-1 Marunouchi

Chiyoda-ku, Tokyo 100-0005

Japan

Telephone: 81-3-3214-6522

Facsimile: 81-3-3214-6512

Attention: Ken Siegel, Esq.

Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

g. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Buyer may assign some or all of its rights hereunder to a controlled affiliate of Buyer without the consent of each of the Selling Shareholders, provided, however, that any such assignment shall not release the Buyer from its obligations hereunder.

h. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

i. Survival of Representations and Warranties. All representations and warranties made by the Selling Shareholders and the Buyer herein shall survive the execution of this Agreement, the delivery to the Buyer of the Shares being purchased and the payment therefor.

j. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

k. Termination. In the event that the Closing shall not have occurred on or before five (5) Business Days from the date hereof due to a Selling Shareholder’s or the Buyer’s failure to satisfy the conditions set forth in Sections 5 and 6 above, the Buyer, with respect to such failures by a Selling Shareholder (a “Defaulting Party”), and the Majority Selling Shareholders, with respect to such failures by the Buyer, shall have the option to terminate this Agreement with respect to the Defaulting Party or the Buyer, as applicable, at the close of business on such date without liability of any party to any other party arising out of such termination; provided, further, that Buyer shall have the option to terminate this Agreement with respect to all Selling Shareholders, if as a result of any such failure to satisfy the conditions set forth in Sections 5 and 6 above, the Buyer could not purchase at least 80% of the Shares to be sold hereunder. No termination hereunder shall limit the rights of a party against any other party with respect to a breach of this Agreement.

l. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

m. Remedies. The Buyer and each Selling Shareholder shall have all rights and remedies set forth herein and all of the rights which such parties have under any law. Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

n. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

* * * * * *

(Signature Pages to Follow)

IN WITNESS WHEREOF, the Buyer and the Selling Shareholders have caused this Stock Purchase Agreement to be duly executed as of the date first written above.

BUYER:

RAKUTEN, INC.

By:	/s/ Yoshihisa Yamada
	Name:	Yoshihisa Yamada
	Title:	Director and Senior Executive Officer

SELLING SHAREHOLDERS:

CARLYLE ASIA VENTURE PARTNERS I, L.P.

By:	/s/ Wayne W. Tsou
Executed as a deed by Wayne W. Tsou on behalf of CIPA, Ltd., as general partner of CIPA General Partner, L.P., as a general partner of Carlyle Asia Venture Partners I, L.P.

CIPA CO-INVESTMENT, L.P.

By:	/s/ Wayne W. Tsou
Executed as a deed by Wayne W. Tsou on behalf of CIPA, Ltd., as general partner of CIPA General Partner, L.P., as a general partner of CIPA Co-Investment, L.P.

IDG TECHNOLOGY VENTURE INVESTMENT, INC.

By:	/s/ Quan Zhou
Name:	Quan Zhou
Title:	President

IDG TECHNOLOGY VENTURE INVESTMENTS, LP. By: IDG TECHNOLOGY VENTURES INVESTMENTS, LLC, its general partner

By:	/s/ Quan Zhou
Name:	Quan Zhou
Title:	Managing Member

S.I. TECHNOLOGY VENTURE CAPITAL LIMITED

By:	/s/ Qian Shizeng
Name:	Qian Shizeng
Title:	Managing Director

CHINA ENTERPRISE INVESTMENTS No. 11 LIMITED

By:	/s/ Junichi Goto
Name:	Junichi Goto
Title:	Director

SOFTBANK ASIA NET-TRANS (NO.4) LIMITED

By:	/s/ WONG Sin Just
Name:	Mr. WONG Sin Just
Title:	Director

/s/ James Jianzhang Liang
James Jianzhang Liang

/s/ Neil Nanpeng Shen
Neil Nanpeng Shen

/s/ Min Fan
Min Fan

/s/ Qi Ji
Qi Ji

/s/ Victor Shengli Wang
Victor Shengli Wang

Schedule 1

Selling Shareholder	Number of Shares	Purchase Price
Carlyle Asia Venture Partners I, L.P. Suite 2801, 28th Floor 2 Pacific Place 88 Queen’s Way Hong Kong Attention: JP Gan Fax Number: (852) 2878-7808	3,016,845	US$49,777,942.50

CIPA Co-Investment, L.P. Suite 2801, 28th Floor 2 Pacific Place 88 Queen’s Way Hong Kong Attention: JP Gan Fax Number: (852) 2878-7808	183,155	US$3,022,057.50

IDG Technology Venture Investment, Inc. 15th Floor, One Exeter Plaza Boston, MA 02116, U.S.A. Attention: Zhang Suyang Fax Number: (1) 617-236-4276	436,028	US$7,194,462.00

With a copy to: Suite 616, Tower A COFCO Plaza 8 Jianguomennei Dajie Beijing 100005, PRC Attention: Zhang Suyang Fax: (86 10) 6526-0700

IDG Technology Venture Investments, LP. 15th Floor, One Exeter Plaza Boston, MA 02116, U.S.A. Attention: Zhang Suyang Fax Number: (1) 617-236-4276	173,972	US$2,870,538.00

With a copy to: Suite 616, Tower A COFCO Plaza 8 Jianguomennei Dajie Beijing 100005, PRC Attention: Zhang Suyang Fax: (86 10) 6526-0700

S. I. Technology Venture Capital Limited 26th Floor, Harcourt House 39 Gloucester Road Hong Kong Attention: Roger L.C. Leung and Edward Xu Fax: (852) 2866-3330	500,000	US$8,250,000.00

China Enterprise Investments No. 11 Limited Unit 1902B 60 Wyndham Street, Central Hong Kong Attention: Jonathan Chan Fax: (852) 2851-1589	420,000	US$6,930,000.00

Softbank Asia Net-Trans (No. 4) Limited 5th Floor, SBI Center 56 Des Voeux Road, Central Hong Kong Attention: Jonathan Chan Fax: (852) 2155-9895	450,000	US$7,425,000.00

James Jianzhang Liang 3rd Floor, Block 63 No. 421 Hong Cao Road Shanghai, PRC Fax: (86 21) 5385-0923	406,000	US$6,699,000.00

Neil Nanpeng Shen Unit 2001, The Centrium 60 Wyndham Street, Central Hong Kong Fax: (852) 2169-0920	430,000	US$7,095,000.00

Min Fan 3rd Floor, Block 63 No. 421 Hong Cao Road Shanghai, PRC Fax: (86 21) 5385-0923	129,000	US$2,128,500.00

Qi Ji 3rd Floor, Block 63 No. 421 Hong Cao Road Shanghai, PRC Fax: (86 21) 5385-0923	340,000	US$5,610,000.00

Victor Shengli Wang 6F-G, Block A Dong Huan Plaza Office Building No.9 Dong Zhong Road, Beijing, PRC Fax: (86 10) 6418-5833	160,000	US$2,640,000.00

Schedule 2

Wire Transfer Instructions

Beneficiary Bank :

Address of Beneficiary Bank:

Name of Beneficiary :

Beneficiary Account No.:

Exhibit A

Form of Opinion

Exhibit B

Form of Amendment No. 1 to Registration Rights Agreement

Exhibit C

Form of Assignment Agreement